Exhibit 99.1


May 7, 2007


FOR IMMEDIATE RELEASE:

CONTACT:
  Thomas J. Noe, Treasurer
  Peoples Community Bancorp, Inc.
  (513) 870-3530
  Electronic Mail: TNOE@PCBIONLINE.COM

Peoples Community Bancorp, Inc. Reports Net Losses For The Three Month Period Ended March 31, 2007

West Chester, OHIO - Peoples Community Bancorp, Inc. (Nasdaq: PCBI) (the "Company"), the holding company for Peoples Community Bank, announced net losses for the three months ended March 31, 2007 of $126,000, or a net loss of $.03 diluted per share compared to net earnings of $1.2 million, or $.26 diluted earnings per share, for the three months ended March 31, 2006.

The net losses for the three months ended March 31, 2007 were primarily due to a decrease in net interest income, and an increase in both provision for loan losses and general, administrative and other expense, which were partially offset by an increase in other income and a decrease in provision for federal income taxes when compared to the three months ended March 31, 2006. However, the decrease in diluted earnings per share was also due to the increase in average shares outstanding, as a result of shares issued in conjunction with the purchase of Mercantile Financial Corporation including its subsidiary, Mercantile Savings Bank, in June 2006.

Net interest income during the 2007 period decreased by $653,000, or 8.8%, as compared to the same period in 2006, primarily due to a $37.5 million decrease in the average balance of interest-earning assets and a $39.3 million decrease in the average balance of interest-bearing liabilities, coupled with a decrease in the net interest rate spread from 2.96% for the three months ended March 31, 2006 to 2.77% for the three months ended March 31, 2007. The net interest rate spread for the three months ended March 31, 2007 increased 12 basis points from 2.65% for the three months ended December 31, 2006.

The increase of $900,000, or 75.0%, in provision for loan losses was predicated on the current levels of non-performing, classified and criticized assets, as compared to the levels at March 31, 2006. General, administrative and other expense increased $574,000, or 11.1%, primarily due to increased benefits costs, higher data processing expenses, and increased costs associated with the acquisition of Mercantile Savings Bank in June 2006.

Other income increased $199,000, or 34.2%, primarily due to an increase in deposit and loan fees. Federal income tax amounted to $511,000 for the 2006 period compared to a benefit of $137,000 for the 2007 period due to the fluctuation in earnings and loss between the periods.

At March 31, 2007, classified assets and nonperforming loans decreased to $25.9 million and $17.9 million, respectively, compared to $42.1 million and $25.8 million, respectively, at December 31, 2006. The allowance for loan losses at March 31, 2007 totaled $13.4 million or 74.5% of total nonperforming loans and 1.7% of total loans net of undisbursed loans in process compared to $18.4 million at December 31, 2006 or 71.2% of total nonperforming loans and 2.2% of total loans net of undisbursed loans in process.

As evidenced by the decrease in both classified and nonperforming loans, the Company has continued its efforts to aggressively pursue the collection and resolution of all delinquent loans in order to reduce its exposure to credit risk. During the quarter ended March 31, 2007, the Bank sold approximately $25.9 million in loans, which included classified, criticized and non-performing loans, and recorded a $7.3 million charge to the allowance for loan losses related to such sale. The Company is also considering additional loan sales to further reduce its exposure to credit risk.



At March 31, 2007, the Company's assets totaled $1.0 billion, a $16.6 million, or 1.6%, decrease compared to total assets at December 31, 2006. The decrease in assets was primarily due to a decrease of $44.4 million, or 5.5%, in loans receivable, which included loans sales of approximately $25.9 million during the quarter, substantially offset by an increase in cash and cash equivalents of $30.2 million.

Shareholders' equity totaled $87.2 million, or 8.6% of total assets at March 31, 2007, a decrease of $372,000, or 0.4% compared to the December 31, 2006 level. The decrease resulted primarily from dividends paid of $724,000 during the quarter and a net loss of $126,000, which was partially offset by a $217,000 change in unrealized gains on available for sale securities, an adjustment of $180,000 in conjunction with the adoption of FIN 48, and the
amortization effects of stock benefit plans totaling $81,000.   The
Bank continues to meet all applicable regulatory capital requirements and continues to be well capitalized under the regulatory framework for prompt correction action.

Peoples Community Bancorp, Inc., headquartered in West Chester, Ohio, is the holding company for Peoples Community Bank. The Bank is a 115 year old federally chartered savings bank with 19 full service offices in Butler, Warren and Hamilton counties in southwestern Ohio and Dearborn, Switzerland, and Ohio counties in southeastern Indiana. The Bank is an independent community bank, which offers a wide variety of financial services and products to customers throughout the Greater Cincinnati metropolitan area and adjoining markets.

This news release contains certain forward-looking statements with respect to the financial condition, results of operations and business of the Company. Forward-looking statements are subject to various factors that could cause actual results to differ materially from these estimates. These factors include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, competition, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company's operations.



                              # # # # # #




















                                    2


                     Peoples Community Bancorp, Inc.
          CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                              (In thousands)

   ASSETS                                           March 31,     December 31,
                                                       2007           2006
                                                   (Unaudited)

Cash and cash equivalents                         $   87,705     $   57,459
Investment securities                                 53,056         56,899
Loans receivable                                     768,155        812,578
Fixed assets                                          28,268         27,879
Goodwill and other intangibles                        29,378         29,814
Other assets                                          44,946         43,450
                                                   ---------      ---------
   Total assets                                   $1,011,508     $1,028,079
                                                   =========      =========

   LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits                                          $  745,395     $  755,261
Borrowings                                           171,645        172,349
Other liabilities                                      7,224         12,853
                                                   ---------      ---------
   Total liabilities                                 924,264        940,463

Shareholders' equity                                  87,244         87,616
                                                   ---------      ---------
   Total liabilities and shareholders' equity     $1,011,508     $1,028,079
                                                   =========      =========


                     Peoples Community Bancorp, Inc.
       CONDENSED CONSOLIDATED STATEMENTS OF OPERATION (UNAUDITED)
                  (In thousands, except per share data)

                                                  Three Months Ended
                                                       March 31,
                                                  2007          2006

Total interest income                         $  16,089     $  15,954

Total interest expense                            9,288         8,500
                                                -------       -------
   Net interest income before
   provision for losses on loans                  6,801         7,454
Provision for losses on loans                     2,100         1,200
                                                -------       -------
   Net interest income after
   provision for losses on loans                  4,701         6,254
Other income                                        781           582

General, administrative and other expense         5,745         5,171
                                                -------       -------
   Earnings (loss) before income taxes             (263)        1,665

Federal income taxes expense (benefits)            (137)          511
                                                -------       -------
   NET EARNINGS (LOSS)                        $    (126)    $   1,154
                                                =======       =======
   EARNINGS (LOSS) PER SHARE
     Basic                                    $   (0.03)    $    0.26
                                                =======       =======
     Diluted                                  $   (0.03)    $    0.26
                                                =======       =======




                                    3